Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Vector Acquisition Corporation III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A ordinary shares, $0.0001 par value(2)(3)	457	(g)	28,750,000 shares	$10.00	$287,500,000	0.0000927	$26,651.00

	Total Offering Amounts						$230,000,000		$26,651.00

	Total Fees Previously Paid								$31,367.00

	Net Fee Due								$0.00

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 3,750,000 Class A ordinary shares, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.